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                                                                     EXHIBIT 4.3


                           ABERCROMBIE & FITCH CO.

                 1996 STOCK PLAN FOR NON-ASSOCIATE DIRECTORS

1. PURPOSE

                The purpose of the ABERCROMBIE & FITCH CO. 1996 Stock Plan for Non-Associate Directors (the "Plan") is to promote the interests of ABERCROMBIE & FITCH CO. (the "Company") and its stockholders by increasing the proprietary interest of non-associate directors in the growth and performance of the Company by granting such directors options to purchase shares of Class A Common Stock, par value $.01 per share (the "Shares") of the Company and by awarding Shares to such directors in respect of a portion of the Retainer (as defined in Section 6(b)) payable to such directors.

2. ADMINISTRATLON

                The Plan shall be administered by the Company's Board of Directors (the "Board"). Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the administration of the Plan; provided, however, that the Board shall have no discretion with respect to the selection of directors to receive options, the number of Shares subject to any such options, the purchase price thereunder or the timing of grants of options under the Plan. The determinations of the Board in the administration of the Plan, as described herein, shall be final and conclusive. The Secretary of the Company shall be authorized to implement the Plan in accordance with its terms and to take such actions of a ministerial nature as shall be necessary to effectuate the intent and purposes thereof. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware.

3. ELIGIBILITY

                The class of individuals eligible to receive grants of options and awards of Shares in respect of the Retainer under the Plan shall be directors of the Company who are not associates of the Company or its affiliates ("Eligible Directors"). Any holder of an option or Shares granted hereunder shall hereinafter be referred to as a "Participant".


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4. SHARES SUBJECT TO THE PLAN

                Subject to adjustment as provided in Section 7, an aggregate of 100,000 Shares shall be available for issuance under the Plan. The Shares deliverable upon the exercise of options or in respect of the Retainer may be made available from authorized but unissued Shares or treasury Shares. If any option granted under the Plan shall terminate for any reason without having been exercised, the Shares subject to, but not delivered under, such option shall be available for issuance under the Plan.

5. GRANT, TERMS AND CONDITIONS OF OPTIONS.

                (a) Subject to the consummation prior to December 31, 1996 of the initial public offering of the Company's Class A Common Stock, each Eligible Director on the Effective Date (as defined in Section 11) will be granted on such date an option to purchase 2,000 Shares.

                (b) Each Eligible Director on the first business day of a fiscal year of the Company beginning after the Effective Date, will be granted on such a day an option to purchase 2,000 Shares.

                (c) The options granted will be nonstatutory stock options not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "CODE") and shall have the following terms and conditions:

                (i) PRICE. The purchase price per Share deliverable upon the exercise of each option shall be 100% of the Fair Market Value per Share on the date the option is granted. For purposes of the Plan, Fair Market Value with respect to the exercise price of options granted under
        Section 5(a) hereof subject to the consummation of such initial public offering shall be the price at which Shares are sold to the public pursuant to such offering and, for all other purposes hereunder, shall be the closing price of the Shares as reported on the principal exchange on which the shares are listed for the date in question, or if there were no sales on such date, the most recent prior date on & which there were sales.

                (ii) PAYMENT. Options may be exercised only upon payment of the purchase price thereof in full. Such payment shall be made in cash.

                (iii) EXERCISABILITY AND TERM OF OPTIONS. Options shall become exercisable in four equal annual installments commencing on the first anniversary of the date of grant, provided the holder of such Option is an

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        Eligible Director on such anniversary, and shall be exercisable until the earlier of ten years from the date of grant and the expiration of the one year period provided in paragraph (iv) below.

                (iv) TERMINATION OF SERVICE AS ELIGIBLE DIRECTOR. Upon termination of a Participant's service as a director of the Company for any reason, all outstanding options held by such Eligible Director, to the extent then exercisable, shall be exercisable in whole or in part for a period of one year from the date upon which the Participant ceases to be a Director, provided that in no event shall the options be exercisable beyond the period provided for in paragraph (iii) above.

                (v) NONTRANSFERABILITY OF OPTIONS. No option may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or the laws of descent and distribution, and during the lifetime of the Participant to whom an option is granted it may be exercised only by the Participant or by the Participant's guardian or legal representative. Notwithstanding the foregoing, options may be transferred pursuant to a qualified domestic relations order.

                (vi) OPTION AGREEMENT. Each option granted hereunder shall be evidenced by an agreement with the Company which shall contain the terms and provisions set forth herein and shall otherwise be consistent with the provisions of the Plan.

6. GRANT OF SHARES

                (a) From and after the Effective Date, 50% of the Retainer of each Eligible Director shall be paid in a number of Shares equal to the quotient of (i) 50% of the Retainer divided by (ii) the Fair Market Value on the Retainer Payment Date. Cash shall be paid to an Eligible Director in lieu of a fractional Share.

                (b) For purposes of this Plan "Retainer" shall mean the annual retainer payable to an Eligible Director (as defined in Section 3) for any fiscal quarter of the Company, the amount of which Retainer may not be changed for purposes of this Plan more often than once every six months and


                "Retainer Payment Date" shall mean the last business day of the Company's fiscal quarter.

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7. ADJUSTMENT OF AND CHANGES IN SHARES

                In the event of a stock split, stock dividend, extraordinary cash dividend, subdivision or combination of the Shares or other change in corporate structure affecting the Shares, the number of Shares authorized by the Plan shall be increased or decreased proportionately, as the case may be, and the number of Shares subject to any outstanding option shall be increased or decreased proportionately, as the case may be, with appropriate corresponding adjustment in the purchase price per Share thereunder.

8. NO RIGHTS OF SHAREHOLDERS

                Neither a Participant nor a Participant's legal representative shall be, or have any of the rights and privileges of, a shareholder of the Company in respect of any Shares purchasable upon the exercise of any option, in whole or in part, unless and until certificates for such Shares shall have been issued.

9. PLAN AMENDMENTS

                The Plan may be amended by the Board as it shall deem advisable or to conform to any change in any law or regulation applicable thereto; provided, that the Board may not, without the authorization and approval of shareholders of the Company: (i) increase the number of Shares which may be purchased pursuant to options hereunder, either individually or in the aggregate, except as permitted by Section 7, (ii) change the requirement of
Section 5(b) that option grants be priced at Fair Market Value, except as permitted by Section 7, or (iii) modify in any respect the class of individuals who constitute Eligible Directors. The provisions of Sections 3, 5 and/or 6 may not be amended more often than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, or the rules under either such statute.

10. LISTING AND REGISTRATION.

                Each Share shall be subject to the requirement that if at any time the Board shall determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Shares, no such Share may be disposed of unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Board.


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11. EFFECTIVE DATE AND DURATION OF PLAN

                The Plan shall become effective on the effective date of the initial public offering of the Company's Class A Common Stock ("Effective Date"), subject to the consummation of such offering. In the event such public offering is not consummated, all options and Shares previously granted hereunder shall be cancelled and all rights of Eligible Directors with respect to such options and Shares shall thereupon cease. The Plan shall terminate the day following the tenth Annual Shareholders Meeting at which Directors are elected succeeding such initial public offering, unless the Plan is extended or terminated at an earlier date by Shareholders or is terminated by exhaustion of the Shares available for issuance hereunder.




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